Exhibit 10.3

EXECUTION VERSION

NON-COMPETITION AGREEMENT

This Non-Competiton Agreement (the “Agreement”) is entered into as of June 29, 2016 by and between Engility Holdings, Inc. (the “Company”) and Anthony Smeraglinolo (the “Executive”).

WHEREAS, the Executive previously served as the President and Chief Executive Officer of the Company;

WHEREAS, Executive participated in the Engility Holdings, Inc. Change in Control Severance Plan (the “CIC Severance Plan”), which provided for certain rights and benefits of the parties upon a termination of employment following a Change in Control of the Company;

WHEREAS, for purposes of the CIC Severance Plan, a Change of Control of the Company occurred as a result of the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of October 28, 2014, by and among TASC Parent Corporation, Toucan Merger Corporation I, Toucan Merger Corporation II, the Company, New East Holdings, Inc., and East Merger Sub, LLC;

WHEREAS, pursuant to a Separation Agreement and Release of Claims effective February 29, 2016 (the “Separation Agreement”), the Executive separated from employment as the President and Chief Executive Officer of the Company effective March 31, 2016 (the “Separation Date”), and the parties agreed to certain rights and benefits arising under the CIC Severance Plan as a result of such separation;

WHEREAS, pursuant to the Separation Agreement, the Executive agreed to be bound by a Confidentiality and Non-Competition Restrictive Covenants agreement (the “Non-Competition Agreement”) provided for under the CIC Severance Plan, which includes a covenant to not compete with the Company for a minimum period of twelve months following the date of the Executive’s separation from employment (the “First Non-Competition Period”);

WHEREAS, the Non-Competition Agreement provides that the duration of the covenants thereunder may, at Executive’s discretion, be extended beyond the First Non-Competition Period for a period of up to three years;

WHEREAS, the Executive has elected, and the Company has agreed, that certain restrictive covenants under the Non-Competition Agreement shall be extended an additional twelve months (the “Second Non-Competition Period”), in exchange for certain consideration; and

WHEREAS, the Company has determined that it is in the Company’s best interests for the Executive to be bound by the non-competition restrictions set forth in this Agreement during the Second Non-Competition Period.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

I.Payment under Separation Agreement

In consideration of the non-competition restrictions set forth in this Agreement during the Second Non-Competition Period, the Executive shall be entitled to the full amount of the severance payments under the Separation Agreement on the basis that the limitations set forth under Section 5(a) of the CIC Severance Plan do not result in a reduction of such payments.

II.Noncompetition Agreement

In consideration of the agreement of the Company under Section I of this Agreement, and together with the rights and obligations of the parties under the CIC Severance Plan and the Separation Agreement, the Executive agrees that, during the Second Non-Competition Period, he will not, without the prior written consent of the Company’s Board of Directors Compensation Committee, directly or indirectly, either as principal, manager, agent, consultant, officer, stockholder, partner, investor, lender or employee or in any other capacity, carry on, be engaged in or have any financial interest in, any (i) entity which is in Competition with the business of the Company or its subsidiaries or (ii) Competitive Activity.  For purposes of this Agreement: (a) an entity shall be deemed to be in “Competition” with the Company or its subsidiaries if it is principally involved in the purchase, sale or other dealing in any property or the rendering of any service purchased, sold, dealt in or rendered by the Company or its subsidiaries as a part of the business of the Company or its subsidiaries within the same geographic area in which the Company effects such sales or dealings or renders such services at the Relevant Date; and (b) “Competitive Activity” shall mean any business into which the Company or any of its subsidiaries has taken substantial steps to engage, as of the Relevant Date, which would be deemed to be in Competition with the business of the Company or its subsidiaries if such steps had been completed prior to the Relevant Date; and (c) the term “Relevant Date” shall mean March 31, 2016.

III.Permitted Service

Notwithstanding anything contained in this Agreement, nothing herein shall (i) prohibit the Executive from serving as an officer, employee or independent consultant of any business unit or subsidiary which would not otherwise be in Competition with the Company or its subsidiaries or a Competitive Activity, but which business unit is a part of, or which subsidiary is controlled by, or under common control with, an entity that would be in competition with the Company or its subsidiaries, so long as the Executive does not engage in any activity which is in Competition with any business of the Company or its subsidiaries or is otherwise a Competitive Activity or (ii) be construed so as to preclude the Executive from investing in any publicly or privately held company, provided the Executive’s beneficial ownership of any class of such company’s securities does not exceed 5% of the outstanding securities of such class.

IV.	Remedies

In the event the Company determines that the Executive has breached the restrictive covenants contained in this Agreement or in the Separation Agreement, the Company may, in addition to pursuing any other remedies it may have in law or in equity, obtain an injunction against the Executive from any court having jurisdiction over the matter restraining any further violation of this Agreement by the Executive. Further, if in the opinion of any court of competent jurisdiction any of the restraints identified herein is not reasonable in any respect, such court shall have the right, power and authority to excise or modify such provision or provisions of this covenant as to the court shall appear not reasonable and to enforce the remainder of the covenant as so amended.

V.Potential Forfeiture of Payment

In addition to the remedies provided in Section IV of this Agreement, in the event that the Executive has breached the non-competition covenants contained in this Agreement or in the Separation Agreement (i) during the First Non-Competition Period, the Executive shall forfeit all right and interest to $3,000,000, or (ii) during the Second Non-Competition Period, $1,500,000. The Executive shall be required to pay to the Company the applicable forfeiture amount, in cash, within fifteen (15) days after demand is made therefore by the Company, as liquidated damages for the breach of such restrictive covenants. The provisions of this Section V shall constitute an amendment of Section I of the Separation Agreement and Exhibit A of the CIC Severance Plan.

VI.Limitation of Certain Payments

Consistent with the terms of the CIC Severance Plan and the Separation Agreement, the rights of the Executive to the payments and benefits under the Separation Agreement (including by operation of this Agreement) shall continue to be subject to the provisions of Section 5(c) of the CIC Severance Plan, which is incorporated into this Agreement as if fully set forth herein.  Any reduction in payments or benefits to the Executive as pursuant to such provisions shall not constitute a breach by the Company of this Agreement or the Separation Agreement.

VII.Miscellaneous

A.Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a continuing waiver or as a consent to or waiver of any subsequent breach hereof.

B.Taxes. Notwithstanding any other provision of this Agreement to the contrary, the Company may withhold from all amounts payable under this Agreement all federal, state or local taxes that are required to be withheld pursuant to any applicable laws and regulations.

C.Headings. The Section headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

D.Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

E.Assignment. Neither the Company nor Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any other entity or transfer all or substantially all of its properties, stock, or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon the Company and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

F.Conflict with Other Agreements. In the event of any conflict between the provisions of this Agreement and the provisions of any other Company agreement, plan, policy, program or arrangement, whether entered into before, on or after the date of this Agreement, the provisions of this Agreement shall govern and control.

G.Severability. If any portion or provision of this Agreement shall to any extent be declared invalid, illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Executive agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of this Agreement (whether in whole or in part) is void or constitutes an unreasonable restriction against Executive, such provision shall not be rendered void but shall be deemed to be modified to the minimum extent necessary to make such provision enforceable for the longest duration and the greatest scope as such court may determine constitutes a reasonable restriction under the circumstances.

H.Notices. Any notice provided for in this Agreement shall be in writing and shall be effective when either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

Notices to Executive:

To Executive’s most recent address set forth in the Company’s personnel records.

Notices to the Company:

Engility Holdings, Inc.

3750 Centerview Drive

Chantilly, VA 20151

Attention: General Counsel

I.Survival. Except as modified or otherwise expressly provided in this Agreement, the administration provisions of the CIC Severance Plan and the Separation Agreement will continue to apply in accordance with their terms.

J.Choice of Law; Dispute Resolutions. All issues concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with Section 7 (Dispute Resolution) and Section 8 (Applicable Law) of the CIC Severance Plan.

K.Waiver of Jury Trial. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR

ARISING IN ANY WAY FROM THIS AGREEMENT, THE CIC SEVERANCE PLAN OR THE MATTERS CONTEMPLATED HEREBY.

L.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

M.Interpretation. No provision of this Agreement shall be interpreted or construed against any person solely because that person or its legal representative drafted such provision.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date hereof.

ENGILITY HOLDINGS, INC.

By:	/s/ Thomas O. Miiller
Thomas O. Miiller
SVP, General Counsel and Corporate Secretary

/s/ Anthony Smeraglinolo
Anthony Smeraglinolo